EXHIBIT 14(D)
The Colonial
Individual Retirement Account
Application & Fact Kit

To Open, Transfer or
Roll Over to
The Colonial IRA

Mutual Funds are:

[ ] Not insured by the FDIC
[ ] Not deposits or obligations of, or guaranteed by, any depository institution
[ ] Subject to investment risk, including possible loss of principal

Enclosed Is
All the Information
You Need to Open a Colonial IRA

The Key to Successful Retirement Planning:

Your Individual Retirement Account (IRA)

Whether you dream of world travel or simply maintaining today's lifestyle, it's important to take your retirement seriously before it becomes a reality. Fortunately, there's a way to plan for a comfortable retirement and address another major concern -- the income tax bite.

The answer is a Colonial Individual Retirement Account (IRA). An IRA lets you invest up to $2,000 each year for your retirement, and some investors can still deduct their contribution on their federal income tax return. And, with an IRA for your spouse, the tax deductions can be even higher. Earnings in your IRA compound tax-free until withdrawal, even if your contributions are not deductible.

An IRA is an investment in the kind of retirement you deserve. You can't count on Social Security the same way your parents did. With inflation, even the most attractive pension plan may not assure employees of adequate retirement income.

Today, more and more people are retiring before age 65. Even if you don't plan on retiring, think about the rising cost of health care. These are all good reasons to prepare for tomorrow's needs today. Colonial is pleased to offer you alternatives to help you achieve your objectives.

This booklet includes a Disclosure Statement that Internal Revenue Service regulations require us to give each person who establishes an IRA. Please read it and the Account Agreement carefully, along with the prospectuses for the Colonial funds you select for your IRA investment. A Question & Answer section is also included to address frequently asked questions (see pages 7-10).

How an IRA Works

You can set up an Individual Retirement Account now and place up to $2,000 from your earned income in that account each year. If neither you nor your spouse is covered by an employer-sponsored retirement plan, or if your combined income is below a certain level, you may deduct your IRA contribution from your taxable income. As a result, you can lower your taxable income and save money each year you contribute to your IRA.

A Spousal IRA

If you wish to open an additional IRA for your non-wage-earning spouse, he or she should fill out a second application and check "Spousal IRA." Contributions for both accounts may not exceed $2,250, with no more than $2,000 allocated to either spouse. If your spouse is employed, he or she is eligible for an individual IRA and can make a contribution of up to $2,000. Your spouse must use a second application to establish a separate IRA.

The Power of Compounding

Over the long term, tax-deferred compounding will significantly enhance your earning power. All earnings are reinvested tax-free, so more of your money goes to work for you. Depending on the performance of the investments you choose, you could accumulate a very substantial amount by the time you retire. The chart below shows how much more a tax-deferred IRA can earn over taxable investments when a 31% tax rate is applied.

The Advantages of IRA Tax-Deferral over 15 and 25 Years
A Hypothetical $2000 Investment-Taxable vs. Tax-Deferred

The IRA Advantage:
$124,384

IRA:
$216,362

Non-IRA:
$91,978

The IRA Advantage:
$33,111

IRA:
$69,898

Non-IRA:
$36,787

Assumes an annual IRA investment of $2,000 when a 31% federal tax rate is applied. A taxable 10% return at a 31% tax rate is equivalent to a 6.9% return. This chart is for illustrative purposes only and does not represent any guarantee of future return in any Colonial fund. The value of fund shares will fluctuate, and proceeds on sale may be more or less than your original cost.

The Right Fund for Your IRA

Your IRA will be invested in Colonial mutual funds that are well suited to a wide range of retirement planning objectives. Colonial's approach to investing has attracted more than $15.5 billion in managed assets, and has earned the trust of over 800,000 investors. At Colonial, we are committed to providing you with dependable products designed to meet your expectations. Our goal is to achieve higher-than-average returns for your IRA investment, but with lower-than-average risk.

Selecting Your IRA Investments

When you invest in a Colonial IRA, you enjoy an array of investment alternatives to help you achieve your financial goals for retirement. Whether you're beginning early and investing for long-term growth or you're older and more income-oriented, there is a Colonial fund that's right for your IRA investment strategy. Each Colonial fund has a different investment objective and reacts differently to various economic conditions. In developing a well diversified portfolio, your financial adviser can help you balance your desire to help reduce risk with your need for growth to offset inflation. Colonial offers 18 bond funds and stock funds for your IRA.

Colonial Bond Funds:

Your Choice for Income
[ ]Colonial High Yield Securities Fund
[ ]Colonial Strategic Income Fund
[ ]Colonial Income Fund
[ ]Colonial Federal Securities Fund
[ ]Colonial U.S. Government Fund
[ ]Colonial Adjustable Rate U.S. Government Fund
[ ]Colonial Government Money Market Fund*

Colonial Stock Funds:

Your Opportunity for Growth

[ ]Colonial Global Natural Resources Fund
[ ]Colonial Newport Tiger Fund
[ ]Colonial International Fund for Growth
[ ]Colonial Small Stock Fund
[ ]Colonial Global Equity Fund
[ ]Colonial U.S. Fund for Growth
[ ]Colonial Growth Shares Fund
[ ]Colonial Global Utilities Fund
[ ]Colonial Utilities Fund
[ ]The Colonial Fund
[ ]Colonial Strategic Balanced Fund

*An investment in money market funds is neither insured nor guaranteed.

For a full description of any particular fund, ask your financial adviser for a free brochure and prospectus containing more complete information, including fees, risks, and expenses. Read the prospectus carefully before you invest.

A Word about Investing in Mutual Funds

Colonial and your full-service financial adviser want you to understand both the risks and benefits of mutual fund investing. While mutual funds offer significant opportunities and are professionally managed, you should be aware that, unlike savings accounts and certificates of deposit, mutual fund shares are not insured or guaranteed by any financial institution or government agency, including the FDIC. It is important to read the prospectus carefully before you invest or send money. Please consult your full-service financial adviser to determine how investing in specific Colonial funds may help you meet your unique needs.

IRA Deductibility

Remember that if neither you nor your spouse is an active participant in a qualified plan, your IRA contribution is fully deductible -- regardless of the amount of income earned. The chart below can help participants in a qualified plan determine if their IRA contributions will be fully deductible, partially deductible, or non-deductible. Whether or not any part of your contribution is deductible, all of your earnings will be free from federal income tax until you take them out of the plan. When it's time to withdraw your earnings, in a lump-sum or periodically, you'll have to pay income taxes on that money.

Filing Status      Modified Adjusted    Allowable IRA Deduction
                    Gross Income*
Single             Up to $24,999        Full Amount ($2,000)
                   $25,000 - $34,999    Partial Deduction --
                                        Reduced by $200 for every $1,000 over $25,000

Married/Joint      $35,000 or more      No Deduction
Filing             Up to $39,999        Full Amount ($4,000)
                   $40,000 - $49,999    Partial Deduction--
                                        Reduced by $200 for every $1,000 over $40,000

Married/Separate   $50,000 or more      No Deduction
Filing             Up to $9,999         Partial Deduction--
                                        Reduced by $200 for every $1,000 of income
                   $10,000 or more      No Deduction

*Determined before reduction of any deductible contribution to an IRA.

Refer to IRS Publication 590 for further information.

You Should Remember These Key Points:

- If you made non-deductible contributions to an IRA, you will not have to pay income taxes on the money representing your cost basis.

- If you made deductible contributions to an IRA, you will have to pay income taxes on any money you withdraw.

- If you made both deductible and non-deductible contributions, then, based on the total amounts of non-deductible IRA contributions you had made and the total value of all your IRA accounts (including IRAs and SEPs), a portion of any distribution you receive will not be included in your income. That's the basic IRA.

If you put the money aside and leave it in your account until you're 59-1/2, an IRA can have two benefits: saving money on current taxes and providing tax-free compounding.

Colonial IRAs

Why Should You Select the Colonial IRA?

Colonial has been helping investors achieve their financial goals since 1931. We bring the same dedication to the establishment and maintenance of your IRA as we do to all our efforts on behalf of our shareholders. The Colonial IRA is easy to establish. This brochure contains specific instructions and easy-to-use forms that make opening an IRS-approved Colonial IRA convenient. Our retirement plan consultants are always available to answer any questions you may have. When you call Colonial toll-free, you'll receive fast, accurate, and courteous service. All IRA servicing is performed in-house to maintain our high standards of quality.

IRA Plan Checklist            IRA           Transfer of   Direct     Beneficiary   Statement    IRA            Annual Fee
                              Application   Assets        Rollover   Designation   of Intent    Distribution   $10 per
Transaction                                                                 (If desired)        Form           Depositor*

Establish a new IRA           check                                  check         check

Transfer existing
  non-Colonial IRA
  assets to a new
  Colonial IRA                              check         check                    check                       check

Transfer existing
  non-Colonial IRA
  assets to an
  existing Colonial IRA                                   check

Change beneficiary
  on an existing IRA                                                 check

Direct rollover from
  an employer plan to
  a Colonial IRA             check                        check                                     check

Request distribution
  from a Colonial IRA                                                              check

*The annual fee is $10 per IRA (no additional charge for spousal IRAs). If the fee is not paid directly by you, in addition to any contributions for the taxable year, it will be deducted from your account at year end.

Do IRAs Make Sense

Even if You Don't Get the Deduction?

Yes, if you are willing to make a long-term commitment toward increasing your retirement income and you have the money to fund your IRA.

Another reason for making non-deductible contributions is that the amount of the contribution will not be taxed when you begin to receive distributions during retirement. If tax rates are higher in the future, then the benefit of those non-taxable distributions will increase. Finally, consider that your IRA generates investment earnings that are tax-deferred.

Rollovers of Lump-Sum Distributions

From Qualified Retirement Plans

An IRA rollover is a tax-sheltered way to move a "lump-sum" distribution from a qualified retirement plan when you:

check Retire

check Change jobs, are faced with a layoff, or terminate employment check Are employed by a company terminating its qualified plan, or check Are a beneficiary of a spouse's plan distribution

Employee after-tax contributions to a qualified retirement plan may not be rolled over. Since you have already paid taxes on any voluntary contributions, they are returned tax-free to you before the rest of the distribution is rolled over to an IRA.

Any distribution amount that is "rollover eligible" -- including a lump-sum distribution -- is subject to 20% withholding, unless it is paid to an IRA or another qualified retirement plan in a "direct rollover." To be a direct rollover, the distribution check must be payable to the trustee/custodian of the new IRA rollover or qualified retirement plan that will receive the money. The check may be given to you to send to the new trustee/custodian for investment within 60 days, or the plan administrator can mail it directly to the new trustee/custodian's address.

If you later join a company with a retirement plan that accepts rollovers, you can move your rollover IRA to that plan. Or, you may keep your rollover account and let the earnings continue to grow tax-deferred. If desired, Colonial will establish two separate accounts if you decide to invest a regular IRA and a rollover IRA with money from a qualified plan distribution.

Combining a rollover of a lump-sum distribution from a qualified plan with a regular contributory (individual/spousal) IRA removes your option to roll over any portion of this account to a qualified retirement plan in the future. To maintain the ability to avoid taxes through rollover, you should keep these different IRAs separate.

Colonial Believes

The Investor Comes First

Since 1931, Colonial has worked to provide dependable products, reliable results, and responsive service to investors. Our time-tested investment approach has attracted more than $15.5 billion in fund assets and earned the trust of over 800,000 shareholders worldwide.

Colonial Retirement Plan Services

We Make IRA Investing Easy

Our goal is to make retirement investing easy for you. We offer one of the most extensive selections of shareholder services available for retirement plans. Ask your financial adviser how Colonial's IRA service options can meet your needs.

Low Plan Cost and Investment Minimum

[bullet] No set-up fee.

[bullet] $10 annual maintenance charge.

[bullet] Open a Colonial IRA with as little as $25.

[bullet] No plan close-out fee.

Easy Exchanges

[bullet] Exchange among Colonial funds when your retirement investment goals or priorities change.*

24-Hour Account Information

[bullet] Call 1-800-345-6611 from your touch-tone phone whenever you like. You can check your IRA balances, fund prices, and performance 24 hours a day.

Easy Record Keeping

[bullet] You will receive an IRA statement each quarter, or at least annually, showing contributions and earnings for the year to date.

[bullet] Confirmation statements reflect contributions and dividends or capital gains reinvested in your IRA.

[bullet] We will send you an IRS Form 5498 each year in compliance with IRS regulations.

When It's Time to Take Withdrawals*

[bullet] On request, Colonial will calculate your life expectancy, or joint life expectancy, with a designated beneficiary, based on IRS rules.

[bullet] You can take your IRA periodic distributions through a Systematic
         Withdrawal Plan that allows you to receive monthly, quarterly, or semiannual checks.

*Redemptions and exchanges are made at the next determined net asset value after the request is received by Colonial. Proceeds may be more or less than your original cost. The exchange privilege may be terminated at any time. Investors who purchase Class B or Class D shares, or $1 million or more of Class A shares, may be subject to a contingent deferred sales charge. Some retirement plan withdrawals are exempt from CDSC. Please refer to the specific fund's prospectus for details.

"Colonial's IRA offers a variety of services that save me time and make it easy to manage my retirement dollars effectively."

Commonly Asked Questions About:
Eligibility

Who can establish an IRA?

You can set up and make contributions to an IRA if you have compensation (earned income or alimony) and have not reached age 70-1/2 during the tax year for which your IRA contribution is made.

Is my non-wage-earning spouse eligible for a spousal IRA?

Yes, under certain conditions. A spousal IRA allows an unemployed individual to have an IRA. In effect, the employed spouse is allowed an additional contribution, if a joint return is filed and the non-wage-earning spouse did not attain age 70-1/2 before the close of the tax year. An eligible person filing a joint return may make contributions to a spousal IRA even if a contribution is not made to his/her own IRA.

Can I still establish or continue to fund an IRA if I am covered by a retirement plan?

Yes. However, your contribution may not be entirely deductible. If you're covered by a government or union retirement program, an employer-sponsored corporate or Keogh pension/profit sharing plan, SEP or TSA plan, or if you're required to contribute to your employer's plan, you may still make your IRA contributions but the amount of your deduction will depend on your modified adjusted gross income. (See chart on page 3.)

Contributions

How much can I contribute to an IRA?

You can contribute 100% of your annual earned income up to $2,000. If you and your spouse are both working, and if you both qualify, you can each establish your own separate IRA and contribute up to the combined maximum total of $4,000, based on your respective incomes.

How much can I contribute to a spousal IRA?

If you file a joint return and your spouse is non-wage-earning, you may contribute a total of the lesser of 100% of earned income or $2,250. There is no restriction on how the contribution is split between the two IRAs other than the stipulation that the contribution to either IRA cannot exceed $2,000. The total contribution cannot exceed $2,250. A spouse with less than $250 of earned income may elect to be treated as having received no income for that tax year.

When can I make IRA contributions?

You may make an IRA contribution up to and including the date for filing your income tax return, excluding extensions. You can open a 1995 IRA from January 1, 1995 to April 15, 1996. In addition, you may file income tax returns claiming deductions for IRA contributions that have not yet been made, but that you will make by the due date of the return, generally April 15th. By making contributions early in the year, your account will have more time to grow. The illustration below shows how you can put time on your side.

        Following                                             The Early
Years   Jan 1        July 1       Dec 31        April 15     Advantage*
15     $ 69,898    $ 66,647      $ 63,544      $ 61,805       8,093
20      126,004     120,141       114,549       111,411      14,593
25      216,362     206,295       196,693       191,303      25,059

*The amount you gain by making your investment at the earliest possible time during the tax year. Chart assumes 10% annual return with the investor making a $2,000 contribution at the same time each year. This hypothetical rate is for illustrative purposes only. It is not meant to represent the return of any specific Colonial fund.

What if my contribution exceeds the maximum allowable amount?
The Internal Revenue Service imposes penalties on excess contributions to IRAs. However, you can avoid the penalty by withdrawing the excess amount, plus any earnings it has accumulated, before you file your year-end tax return.

Moving or Changing Your IRA

Can I change my investment choice whenever I want?

Yes. One important feature Colonial offers is the exchange privilege, which gives you the flexibility to exchange among other Colonial funds as your investment goals change. You can make exchanges by telephone, using our toll-free number, 1-800-345-6611.

How can I move my IRA investments to Colonial?

There are two ways to move your IRA to Colonial. Remember, the 20% federal income tax withholding does not apply when moving or changing an IRA.

1. IRA-to-IRA Rollover Ask to receive your current assets in a check that is payable to you. You may forward the check to Colonial for investment within 60 days or have it sent directly to Colonial from the current trustee/custodian. Only one IRA-to-IRA rollover is permitted in any 12-month period.

2. Transfer of Assets Instruct your current financial institution to send the assets to Colonial using the Transfer of Assets portion of the Transfer of Assets/Direct Rollover form in this booklet. There is no limit on the number of transfers that can be made in any year. Transfers are non-taxable.

I already have an IRA, but am not satisfied with its investment results. Can I move it to a Colonial IRA?

Yes. You may move your IRA for any reason that's important to you. Simply direct a Transfer of Assets as described above.

Tell me about rollover of a lump-sum distribution from my employer's qualified retirement plan.

IRS rules have changed for plan participants who receive lump-sum distributions from an employer's retirement plan. Any "rollover eligible" distribution must be paid in a direct rollover to another IRA or qualified plan that will accept it. 20% of the distribution will be withheld for federal income tax if it is paid to the participant. For more specific information, please see the "Transfer of Assets/Direct Rollover" form in this booklet.

What is a lump-sum distribution?

A lump-sum distribution is a one-time, entire payment from a qualified retirement plan to a participant or beneficiary. Lump sums are usually paid when the participant retires, changes jobs, becomes permanently disabled, or dies.

What is a "rollover eligible" distribution?

All retirement plan distributions are considered "rollover eligible," except periodic distributions (paid at least annually over a single or joint life expectancy, or over a period of at least ten years) and required minimum distributions (those amounts that must by law be withdrawn from retirement plans).

Should I know more about rollover rules?

Since you may receive a plan distribution before you ever reach retirement age, you should be well informed about rollover rules. Breaking the rules can cost you money.

If you have a plan distribution made payable to you, not only does the plan administrator send 20% to the federal government as withholding, so you only receive 80% of your plan account(s), but the entire distribution becomes taxable for the year in which you receive it. You still have 60 days to roll it over and avoid current taxation, but you have to make up the "missing" 20% out of your own pocket to do so. In that case, you might get the 20% withheld amount refunded, but not until you file your income tax return for the year. And, if you're under 59-1/2 when you receive the distribution, you may have to pay an additional 10% penalty tax on any amount you don't roll over.

Taxes

Can I deduct the contributions made to my IRA on my tax return?

That depends. The Tax Reform Act of 1986 made changes to the rules regarding deductibility of IRA contributions. The rules state that the deductibility is based upon three factors: active participation in an employer-sponsored retirement plan, modified adjusted gross income, and marital status.

The basic rule is that if neither you nor your spouse is an active participant under an employer-sponsored retirement plan (pension/profit sharing/TSA/401(k)/ SEP, etc.) then you can deduct your IRA contributions no matter how much you earn.

If, however, either you or your spouse is an active participant in a retirement plan, then deductibility of your contributions will depend upon your modified adjusted gross income and marital status. The chart in the "IRA Deductibility" section of this booklet will help you determine how much of your IRA contribution will be deductible. Let's use an example: Bob and Laura Smith's modified adjusted gross income is $44,000 married, filing jointly. Both are active participants in qualified retirement plans, and each has income of at least $2,000. As shown in the chart on page 3, income between $40,000 - $50,000 is only allowed partial deductibility.

     Married/Joint Return (Phase-out Level)        $50,000
     Modified Adjusted Gross Income                -44,000
                                                   -------
                                                   $ 6,000
     Multiply by 20% (.20) and round to the
     next highest multiple of $10                   x  .20
     Deduction per spouse                           $1,200

The balance of $800 ($2,000 - $1,200) per spouse may be deposited to your IRA as a non-deductible contribution.

Assuming I can deduct my IRA contribution, how much will I save in taxes?

It depends on your tax bracket. If you are in a 31% federal tax bracket, a $2,000 contribution will reduce your tax bill by $620. Each state applies different tax treatment, but some states do allow full or partial deductibility of IRA contributions. Whether all or only a part of your IRA contribution is deductible, you pay no current taxes on the income accumulating in your Colonial IRA. The "Power of Compounding" illustration on page 1 shows the potential benefit to your retirement investing program. When you begin taking withdrawals, the amounts you receive will be subject to tax.

What about taxation of withdrawals?

If you wait until after age 59-1/2 to begin withdrawals, they are subject to regular income tax. Before age 59-1/2, you may need to take withdrawals, but they may be subject to a 10% penalty.

Withdrawing from Your IRA

When can I begin to take money out of my IRA without a penalty?

After you reach age 59-1/2 you can begin to take distributions from your IRA without penalty. The amount withdrawn will be taxed as ordinary income, except for that portion which came from your previous non-deductible contributions; that amount is returned to you tax-free. Distributions must begin no later than April 1st of the calendar year following the year in which you reach age 70-1/2.

Even if you are still working at age 59-1/2, you can take money out of your IRA without penalty. If I need the money, can I withdraw it from my IRA before age 59-1/2?

Yes, the money you remove from your IRA before you are 59-1/2 (except the portion which is a return of your non-deductible contributions) will be taxed by the Internal Revenue Service as ordinary income. It may also be subject to a 10% premature distribution penalty, except in the following circumstances.

The 10% penalty is waived in the event of death or disability. The 10% penalty is also waived if withdrawals are taken in substantially equal periodic payments over five years or until age 59-1/2, whichever is later. There is no 10% penalty on distributions that are part of a series of substantially equal periodic payments made for the life (or life expectancy) of the planholder or the joint lives (or joint life expectancies) of the planholder and a designated beneficiary.

If you want to take distributions before you reach 59-1/2, Colonial will, on request, calculate your life and/or joint life expectancy figures, using the three methods outlined in IRS Notice 89-25. The notice clarifies the meaning of "substantially equal periodic payments" for IRA investors wishing to avoid the 10% premature distribution penalty. Call the Qualified Plan Sales department at 1-800-225-2565, extension 6660 for this estimate.

When I die, will IRA distributions to my beneficiaries be included in my taxable estate?

Distributions will be part of your taxable estate. Inheritance taxes imposed by the states are another matter. You should ask your tax adviser about the law in your state. Your beneficiary will have to pay income taxes on the distribution as it is received.

What if I withdraw less each year than IRS life expectancy tables say I should?

The Internal Revenue Service will impose a penalty of up to 50% of the difference between the amount you should have taken and the amount you actually received. However, the penalty may be waived if IRS feels you made a reasonable error and is satisfied with the steps taken to correct the situation.

When must I begin to take distributions?

Distributions must begin by April 1 of the year after the year in which you reach age 70-1/2. Payments must be taken regularly over a time period that is no longer than your life expectancy or your joint life expectancy with your designated beneficiary. The Internal Revenue Service provides tables that calculate these periods for you in IRS Publication 590.

Is my IRA subject to the 20% withholding rules?

No. The 20% withholding rules only apply to distributions from an employer's qualified retirement plan, and only if the distribution is not treated as a direct rollover.

Where can I get more information about Colonial funds?

For more complete information about any of the Colonial funds, including charges and expenses, contact your financial adviser who will give you appropriate reports and prospectuses. You may also obtain a prospectus directly from Colonial by calling 1-800-248-2828, or by writing to: Colonial Investment Services, Inc., One Financial Center, Boston, MA 02111-2621. Please read the fund prospectus carefully before investing.

Form 5305-A Colonial Individual Retirement Account Agreement
(Under Section 408(a) of the Internal Revenue Code)
(Rev. Oct. 1992)
Department of the Treasury                                     Do Not File with
Internal Revenue Service                               Internal Revenue Service

This Agreement is by and between the Depositor whose name and signature appear on the application (Depositor) and The First National Bank of Boston (Custodian) having its principal place of business at Boston, Massachusetts. The Depositor hereby establishes a custodial account qualified (under section 408(a) of the Internal Revenue Code as an Individual Retirement Account) to provide for their retirement and for the support of their beneficiaries after death. The Custodian named herein has given to the Depositor a Disclosure Statement as required under Regulations section 1.408-6.

The Depositor and the Custodian make the following Agreement.

Article I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section 408(k). Rollover contributions before January 1, 1993 include rollovers described in section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section
408(k).

Article II

The Depositor's interest in the balance in the custodial account is nonforfeitable. Article III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

Article IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.408-8, including the incidental death benefit provisions of Proposal Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the custodial account must be or begin to be distributed by the Depositor's required beginning date (April 1 following the calendar year end in which the Depositor reaches age 70-1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

(a)  A single sum payment.

(b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

(c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

(d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

(e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

(a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

(b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

(i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

(ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70-1/2.

(c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

(d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70-1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

Article V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) and Regulations sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

Article VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and the related regulations will be invalid.

Article VII

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

Article VIII

1. Depositor appoints The First National Bank of Boston or any successor thereto as Custodian of this custodial account. After deduction of all appropriate fees and charges, the balance of Depositor's contributions shall be invested as herein provided.

2. Depositor directs the Custodian to invest the custodial account in shares of mutual funds distributed by Colonial Investment Services, Inc. (the "Sponsor"), or investments otherwise authorized by the Sponsor for use under this Agreement. All contributions shall be in CASH or in shares of mutual funds or other investments authorized for use under this Agreement.

3. Custodian shall have no investment responsibility or discretion with respect to this custodial account. Custodian may vote in any manner it deems fit any fund shares with respect to which it has not timely received any written directions from Depositor.

4. This document constitutes the entire agreement between Depositor and Custodian and no representative of the Sponsor, any Colonial Mutual Fund or any broker-dealer shall be deemed to be a representative of or acting on behalf of Custodian, nor shall any representative have any authority to make representations or to bind Custodian beyond the terms of this document.

5. Depositor shall have the right, only by written notice in a form acceptable to the Custodian, to designate or to change a beneficiary to receive any benefit to which the Depositor may be entitled in the event of his death prior to the complete distribution of the Account. The Custodian may rely upon the last written designation received at the Custodian's office which shall supersede all prior designations. Unless specifically designated otherwise by the Depositor in a form acceptable to the Custodian, death benefits shall be distributed equally among all surviving primary beneficiaries or all surviving contingent beneficiaries (should all primary beneficiaries predecease the Depositor). If no beneficiary designation is in effect upon the Depositor's death, or if the Custodian receives satisfactory proof that all such named beneficiaries have predeceased the Depositor, then the Account shall be distributed to the Depositor's estate.

6. Neither Custodian, sponsor nor any Colonial Mutual Fund assumes any responsibility to make any distribution unless and until Depositor specifies in a form acceptable to the Custodian the occasion for such distribution, and the manner of distribution. Custodian and Sponsor shall not be responsible to make distributions in accordance with Article IV following the Depositor's attainment of age 70-1/2 other than upon Depositor's express instructions. Neither Custodian nor Sponsor assume any responsibility for the tax treatment of any distribution from the custodial account; such responsibility accrues solely to Depositor or beneficiary. Distributions shall not be made as described in subsection (b) or (c) of section 3 of Article IV, but only as provided in subsections (a), (d), and (e) of Article IV.

7. This Colonial IRA Agreement shall terminate upon the complete distribution of the custodial account to Depositor or his beneficiaries, to successor individual retirement accounts or annuities, or when no assets otherwise remain in the custodial account and the Custodian shall be relieved from all further liability with respect to the custodial account.

8. Depositor assumes full and sole responsibility for making sure that contributions (including rollovers) are qualified for contribution to the custodial account and that the sum of contributions during a taxable year do not exceed those limits or violate those rules for tax-deductibility specified in the Internal Revenue Code. If Depositor does contribute an amount greater than that which may be claimed as a deduction, Depositor shall be entitled to withdraw such excess, together with any earnings thereon, at any time prior to the day prescribed by law (including extensions) for filing the Depositor's Federal income tax return for such year. Depositor shall certify in writing the full amount of the required withdrawal including earnings thereon, or the number of shares, to be withdrawn and shall specify this amount should be distributed to Depositor, or redesignated as the contribution for the succeeding taxable year.

9. Sponsor may remove Custodian and appoint a successor custodian upon written notice to Custodian and Depositor or any current beneficiary. Custodian may resign upon written notice to Depositor or any current beneficiary. Upon its resignation, Custodian may, but shall not be required to, appoint a successor custodian. If a resigning Custodian does not appoint a successor custodian and if no successor custodian is appointed, this Agreement shall be terminated and all assets held in the custodial account distributed to Depositor or current beneficiary. Any successor custodian appointed hereunder shall satisfy the requirements of Section 408(a)2 of the Code. Upon any such successor's acceptance of appointment, Custodian shall transfer the assets of the custodial account together with copies of relevant books and records to such successor custodian; provided, however, that Custodian is authorized to reserve such sum of money or property as it may deem advisable for payment of any liabilities constituting a charge on or against the assets of the custodial account or of Custodian and where necessary may liquidate such assets. Custodian shall not be liable for the acts or omissions of any successor custodian.

10. Custodian shall be entitled to compensation for its services hereunder in accordance with its custodial account fees as may be published and amended from time to time. Custodian shall also be entitled to reasonable compensation for any extraordinary services rendered and to be reimbursed for any administrative expenses incurred in the performance of its duties hereunder including fees for legal services. All such fees and expenses of Custodian may be charged against the custodial account in such manner as the Custodian may determine, or at the Custodian's option, may be paid directly by the Depositor. Custodian may pay from the custodial account any other costs, fees or expenses associated with the maintenance or management of the custodial account on the written authorization of Depositor. Custodian may employ agents and may subcontract in fulfilling its obligations hereunder.

11. Sponsor may amend this Agreement as Sponsor determines in its discretion is necessary or desirable, provided, however, that no such amendment may be made which increases the duties of the Custodian without Custodian's consent.

12. This Colonial IRA Agreement shall be construed under the laws of Commonwealth of Massachusetts, or if different, the state of the domicile of Custodian, and shall become effective upon the date accepted by Custodian as specified in the confirmation statement sent Depositor by the Sponsor as agent for Custodian.

13. Acceptance of this Colonial IRA agreement by the Depositor is indicated by the Depositor's signature in the related application.

14. Sponsor and Custodian may rely upon statements made by Depositor and beneficiary. Depositor and beneficiary shall indemnify Sponsor and Custodian against any loss or liability which may arise from this Agreement, except which arises from the Custodian's negligence or willful misconduct.

Disclosure Statement

Introduction

The following information is being provided in accordance with the requirements of the Internal Revenue Service and is based on the law as in effect on January 1, 1993, for the tax year 1992 and later. This disclosure statement should be read together with the Colonial IRA application and the prospectus which you have already received from your registered representative.

Revocation

You may revoke this account at any time within seven calendar days after it is established by mailing or delivering a written request for revocation to:
Colonial Investors Service Center, Inc., Agent, P.O. Box 1722, Boston MA 02105-1722. Mailed notice will be considered given on the date postmarked (or on the date certified or registered if mailed by this method). Upon proper written notification, you will receive a full refund of your initial contribution, including sales commissions and/or administrative fees. If you have any questions, please call 1-800-345-6611.

Eligibility

You are eligible to set up an IRA if you are younger than age 70-1/2 and if, at any time during the year, you are an employee or are self-employed and receive compensation or earned income that is includible in your gross income. Additionally, regardless of your age, you may transfer funds from another IRA or certain qualified plan distributions to a "Rollover" IRA described below. Additionally, regardless of your age, you may contribute to a spousal IRA described below until your spouse reaches age 70-1/2.

Limit on Annual Contributions

(a) You can make annual contributions to an individual IRA of up to $2,000 or 100% of your compensation or earned income, whichever is less.

(b) If you and your spouse both work and have compensation that is includible in your gross income, each of you can annually contribute to your own IRA up to the lesser of $2,000 or 100% of compensation or earned income.

(c) If your spouse earns no income, or earns $250 or less and elects to be treated as earning no income, you can establish a separate "spousal IRA" if you file a joint Federal tax return. The aggregate annual amount contributed to both IRAs each year cannot exceed the lesser of $2,250 or 100% of your earned income or compensation. This amount is divided between the two accounts as you direct, but not more than $2,000 may be contributed to either account in any year.

(d) If you are a divorced spouse, all taxable alimony received by you under a decree of divorce or separate maintenance will be treated as compensation for purposes of the IRA contribution limit and the rules for annual contributions of up to the lesser of $2,000 or 100% of compensation or earned income (including taxable alimony).

Deductibility of Contributions

(a) You may deduct the full amount of your IRA contribution up to the annual maximum limit if you are not an "active participant" in an employer-sponsored retirement plan (including qualified plans, Simplified Employee Pension plans, tax-sheltered annuity plans, and certain governmental plans) for any part of such year. If you are married and you and your spouse file a joint return, you will be deemed to be an active participant in an employer-sponsored retirement plan if either you or your spouse is an active participant in such a plan.

In addition, even if you are an active participant in such a plan, you may deduct the full amount of your IRA contribution up to the annual maximum limit if you have modified adjusted gross income equal to or below a specified level, or if you are married and file a separate Federal tax return, the amount of your IRA contribution which is between $25,000 and $35,000 if you are a single taxpayer and modified adjusted gross income of $10,000 and under if you are a married taxpayer who files a separate return. If you are married and you and your spouse file a joint return, if either you or your spouse is an active participant in an employer-sponsored retirement plan, the amount of your IRA contribution which is deductible will be phased out on the basis of your combined modified adjusted gross income between $40,000 and $50,000. For this purpose, a husband and wife who file separate tax returns for any year and live apart at all times during the year are not considered to be married.

In general, the IRA deduction is phased out at a rate of $200 per $1,000 of modified adjusted gross income in excess of the phase out amount ($25,000 for single taxpayers, $40,000 for married taxpayers who file joint returns and $0 for married taxpayers who file separate returns). However, if you contribute to a spousal IRA, your IRA deduction is phased out at a rate of $225 per $1,000 of modified adjusted gross income in excess of $40,000.

When calculating your reduced IRA deduction limit, you always round up to the next highest $10. Therefore, your deduction limit is always a multiple of $10. In addition, if your modified adjusted gross income is within the phase-out range and your reduced deduction limit is more than $0 but less than $200, you are permitted to deduct up to $200 of your IRA contributions.

If your modified adjusted gross income exceeds the applicable level specified above and you are an active participant in an employer-sponsored retirement plan (or your spouse is an active participant in such a plan if you file a joint return), then you may not deduct any portion of your IRA contribution. In general, you are an active participant in a plan for a year during which you accrue any additional benefit under the plan, whether due to employer contribution, your contribution or forfeiture from other participants. Your Form W-2 for the year should indicate your participation status. You should consult your own tax or financial adviser if you should have any further questions.

(b) Even if you will not be able to deduct the full amount of your IRA contribution under the rules described above, you can still contribute up to your annual maximum amount with all or part of the contribution being a non-tax-deductible contribution. Of course, the combined total of deductible and non-deductible contributions must not exceed your annual maximum contribution limit amount. Any earnings on all your IRA contributions (deductible and nondeductible) accumulate tax-free until you withdraw them.

Annual Contributions

Contributions to your IRA for a tax year must be made in cash on or before the due date (not including extensions) for your Federal income tax return for that tax year (April 15 for most individuals). If you intend to report contributions made between January 1 and April 15 as contributions for your prior tax year, you should notify Colonial Mutual Funds or the Custodian in writing that such contributions have been made on account of such prior tax year. Otherwise, the Custodian will assume the payment is for the current tax year.

Excess Contributions

If you contribute to your IRA more than the maximum limit allowed any year, the excess contribution could be subject to a 6% nondeductible excise tax. The excess is taxed in the year the excess contribution is made and each year that the excess remains in your IRA at the end of the year. If, by accident, you should contribute more than the maximum limit allowed, you can eliminate the excess contribution as follows:

(a) You can avoid the 6% excise tax by withdrawing the excess contribution and the net earnings attributable to it before the due date for filing your Federal income tax return for the year the excess occurred. Upon removing an excess contribution in this manner, the net earnings attributable to it are includible in your income for the tax year in which the excess contribution was made, and you may also have to pay an additional 10% premature distribution tax on the amount of such net earnings. However, the excess contribution itself will not be included in your taxable income and will not be subject to the 10% premature distribution tax.

(b) If you elect not to withdraw an excess contribution, you can eliminate the excess by contributing less than the maximum amount allowed to your IRA in a later year. This is known as a "make-up" contribution and is allowed only to the extent that you have under-contributed in the later year. Further, to the extent that you have not contributed your full deductible amount for that later year, the amount of the excess so eliminated may be deductible as a "make-up" deduction. The 6% excise tax will, however, be imposed in the year you make the excess contribution and each subsequent year until eliminated.

(c) If you do not withdraw an excess contribution on or before the due date for filing your Federal income tax return and your contribution did not exceed $2,250, you can withdraw the excess at any time as long as you have not deducted it on your Federal tax return. The amount of the excess which you withdraw will not be included in your gross income and will not be subject to regular Federal income tax. However, the 6% excise tax will be imposed for the year in which you make the excess contribution and each subsequent year, until the year of withdrawal.

(d) If you do not withdraw an excess contribution on or before the due date for filing your Federal income tax return and your contribution exceeded $2,250, you must include in your gross income any excess amount which you withdraw even if you have not deducted it on your Federal income tax return. You may also have to pay a 10% premature distribution tax on the amount you withdraw. Additionally, the 6% excise tax will be imposed for the year in which you make the excess contribution and each subsequent year, until the year of withdrawal.

Rollovers

(a) If you receive a distribution from a qualified retirement plan and the distribution is not a required minimum distribution and not one of a series of distributions made for life, life expectancy or 10 or more years, you may establish a "Rollover" IRA and place the portion of the distribution on which you wish to defer tax into the "Rollover" IRA within 60 days after receiving the distribution from the qualified retirement plan. Your own non-deductible contributions to the qualified retirement plan cannot be included in the rollover.

Although the law permits you to contribute property to your "Rollover" IRA, the Custodian will not accept any contribution which is not in the form of cash. Therefore, if you should receive property other than cash in a distribution from a qualified plan, you should sell part or all of the property and contribute the sales proceeds to your "Rollover" IRA. If the distribution comes directly from the qualified plan, it will not be subject to mandatory tax withholding; but if it comes through you, 20% of the distribution will be withheld.

Please note: (i) the IRA you set up to receive "rollover" amounts should be separate from an IRA you set up to receive annual contributions; (ii) rollover amounts you receive may not be deposited in your spouse's IRA or deducted on your Federal income tax return; (iii) if you establish a "Rollover" IRA during the year in which you reach age 70-1/2, you must begin receiving distributions from such IRA no later than April 1 of such following year; and (iv) if you establish a "Rollover" IRA after the year in which you reach age 70-1/2, you must begin receiving distributions from such IRA immediately.

Distributions from Your IRA during Your Life

(a) You can make withdrawals from your IRA at any time. Call Colonial at 1-800-248-2828 to request a Colonial Funds IRA Distribution Form. Mail the completed form to Colonial Investors Service Center, Inc., Attn: Retirement Plan Services, P. O. Box 1722, Boston, MA 02105-1722. The distribution form contains descriptions and requirements for each type of IRA distribution. If you withdraw any of the funds in your IRA before age 59-1/2, the amount includible in your gross income is subject to a 10% non-deductible premature distribution tax unless:

(i)  the withdrawal is made because of your death or permanent disability;

(ii)  the withdrawal is an exempt withdrawal of an excess contribution; or

(iii)  the withdrawal is rolled over into another qualified plan or IRA.

You can also withdraw funds held in your IRA without any tax penalty before you reach age 59-1/2 if the funds will be paid to your former spouse under a qualified domestic relations order or if you choose to receive systematic payments in substantially equal amounts over a period that does not exceed your life expectancy or the life expectancy of you and your designated beneficiary. You should be aware, however, that the 10% premature distribution tax will be applied retroactively (with interest) to all systematic payments if you change to a method of distribution that does not qualify for the exception either before you attain age 59-1/2 or during the first five years of the distribution. The 10% premature distribution tax discussed above does not apply to the portion of your IRA distribution which is not includible in your gross income.

(b) When you reach age 70-1/2, you must elect to receive distributions in either
(a) systematic payments monthly, quarterly or annually, or (b) one lump sum distribution of all the funds held in your IRA. The law requires that you begin to receive distributions from your IRA no later than the April 1 following the year in which you reach age 70-1/2 (the "Required Distribution Date:). If you elect systematic payments, there is a minimum amount which you must withdraw by the Required Distribution Date and by each December 31 thereafter. This could result in two minimum distributions in one calendar year. This minimum amount is determined by your life expectancy or the joint life and last survivor expectancy of you and your designated beneficiary, subject to the minimum distribution incidental death benefit rule. Your life expectancy (and your spouse's life expectancy if your spouse is your designated beneficiary) will be recalculated each year. The Custodian is not responsible to advise you in this matter and will only make distributions to you from your IRA in accordance to your specific instructions.

If the amount distributed during a taxable year is less than the minimum amount required to be distributed, the Internal Revenue Service may impose a tax equal to 50% of the deficiency.

Payments from Your IRA after Your Death

If you die before all the funds held in your IRA have been distributed, the remaining funds in the account will be distributed to your designated beneficiary either outright or periodically, as selected by your beneficiary. The Custodian will make distributions to your beneficiary in accordance to his or her specific instructions. Your beneficiary should be aware that he or she is subject to minimum distribution rules and it is his or her responsibility to make sure that the rules are met. Under the post-death minimum distribution rules, if you die after your Required Distribution Date, the funds remaining in your IRA must continue to be distributed to your designated beneficiary at least as rapidly as under the method of distribution in effect prior to your death. If you die prior to your Required Distribution Date, all the funds in your IRA must be completely distributed to your designated beneficiary by December 31 of the year containing the fifth anniversary of your death unless your designated beneficiary elects, no later than December 31 of the year following the year of your death, to receive funds from your IRA over a fixed period that is no longer than his or her life expectancy. If your beneficiary is your surviving spouse, distribution of funds from your IRA can be made to him or her over a fixed period that is no longer than his or her life expectancy and commencing at any date prior to December 31 of the year in which you would have attained age 70-1/2. In all instances, your spousal beneficiary may also elect to roll over the funds in your IRA into his or her own account or treat your IRA as his or her own by making contributions to it. In this case, he or she is not required to make withdrawals from the IRA until April 1 following the year in which he or she reaches age 70-1/2.

The designation of a beneficiary to receive funds from your IRA at your death is not considered a transfer subject to Federal gift taxes. However, any funds remaining in your IRA at your death would be includible in your Federal gross estate.

Federal Tax Returns

(a) Deductible and non-deductible IRA contributions are reported on IRA Form 1040 or Form 1040A. To the extent your contribution is not deductible, you must designate it on Form 8606. There is a $100 penalty each time you overstate the amount of your non-deductible contributions unless you can prove that the overstatement was due to reasonable cause. You will also be required to give additional information on Form 8606 in years you make a withdrawal from your IRA. If you fail to file a required Form 8606, there is a $50 penalty for each such failure unless you can prove the failure was due to reasonable cause.

(b) IRA Form 5329 is required as an attachment to Form 1040 (or separately if you do not file a Form 1040) for any year the contribution limits in paragraph 2 are exceeded, a premature distribution takes place, less than the required minimum amount is distributed, or a prohibited transaction takes place.

Form 5305-A Colonial Individual Retirement Account Agreement
(Under Section 408(a) of the Internal Revenue Code)
(Rev. Oct. 1992)
Department of the Treasury                                      Do Not File with
Internal Revenue Service                                Internal Revenue Service

This Agreement is by and between the Depositor whose name and signature appear on the application (Depositor) and The First National Bank of Boston (Custodian) having its principal place of business at Boston, Massachusetts. The Depositor hereby establishes a custodial account qualified (under section 408(a) of the Internal Revenue Code as an Individual Retirement Account) to provide for their retirement and for the support of their beneficiaries after death. The Custodian named herein has given to the Depositor a Disclosure Statement as required under Regulations section 1.408-6.

The Depositor and the Custodian make the following Agreement.

Article I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section 408(k). Rollover contributions before January 1, 1993 include rollovers described in section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section
408(k).

Article II

The Depositor's interest in the balance in the custodial account is nonforfeitable.

Article III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

Article IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.408-8, including the incidental death benefit provisions of Proposal Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the custodial account must be or begin to be distributed by the Depositor's required beginning date (April 1 following the calendar year end in which the Depositor reaches age 70-1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

(a)  A single sum payment.

(b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

(c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

(d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

(e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

(a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

(b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

(i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

(ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70-1/2.

(c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

(d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70-1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

Article V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) and Regulations sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

Article VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and the related regulations will be invalid.

Article VII

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

Article VIII

1. Depositor appoints The First National Bank of Boston or any successor thereto as Custodian of this custodial account. After deduction of all appropriate fees and charges, the balance of Depositor's contributions shall be invested as herein provided.

2. Depositor directs the Custodian to invest the custodial account in shares of mutual funds distributed by Colonial Investment Services, Inc. (the "Sponsor"), or investments otherwise authorized by the Sponsor for use under this Agreement. All contributions shall be in CASH or in shares of mutual funds or other investments authorized for use under this Agreement.

3. Custodian shall have no investment responsibility or discretion with respect to this custodial account. Custodian may vote in any manner it deems fit any fund shares with respect to which it has not timely received any written directions from Depositor.

4. This document constitutes the entire agreement between Depositor and Custodian and no representative of the Sponsor, any Colonial Mutual Fund or any broker-dealer shall be deemed to be a representative of or acting on behalf of Custodian, nor shall any representative have any authority to make representations or to bind Custodian beyond the terms of this document.

5. Depositor shall have the right, only by written notice in a form acceptable to the Custodian, to designate or to change a beneficiary to receive any benefit to which the Depositor may be entitled in the event of his death prior to the complete distribution of the Account. The Custodian may rely upon the last written designation received at the Custodian's office which shall supersede all prior designations. Unless specifically designated otherwise by the Depositor in a form acceptable to the Custodian, death benefits shall be distributed equally among all surviving primary beneficiaries or all surviving contingent beneficiaries (should all primary beneficiaries predecease the Depositor). If no beneficiary designation is in effect upon the Depositor's death, or if the Custodian receives satisfactory proof that all such named beneficiaries have predeceased the Depositor, then the Account shall be distributed to the Depositor's estate.

6. Neither Custodian, sponsor nor any Colonial Mutual Fund assumes any responsibility to make any distribution unless and until Depositor specifies in a form acceptable to the Custodian the occasion for such distribution, and the manner of distribution. Custodian and Sponsor shall not be responsible to make distributions in accordance with Article IV following the Depositor's attainment of age 70-1/2 other than upon Depositor's express instructions. Neither Custodian nor Sponsor assume any responsibility for the tax treatment of any distribution from the custodial account; such responsibility accrues solely to Depositor or beneficiary. Distributions shall not be made as described in subsection (b) or (c) of section 3 of Article IV, but only as provided in subsections (a), (d), and (e) of Article IV.

7. This Colonial IRA Agreement shall terminate upon the complete distribution of the custodial account to Depositor or his beneficiaries, to successor individual retirement accounts or annuities, or when no assets otherwise remain in the custodial account and the Custodian shall be relieved from all further liability with respect to the custodial account.

8. Depositor assumes full and sole responsibility for making sure that contributions (including rollovers) are qualified for contribution to the custodial account and that the sum of contributions during a taxable year do not exceed those limits or violate those rules for tax-deductibility specified in the Internal Revenue Code. If Depositor does contribute an amount greater than that which may be claimed as a deduction, Depositor shall be entitled to withdraw such excess, together with any earnings thereon, at any time prior to the day prescribed by law (including extensions) for filing the Depositor's Federal income tax return for such year. Depositor shall certify in writing the full amount of the required withdrawal including earnings thereon, or the number of shares, to be withdrawn and shall specify this amount should be distributed to Depositor, or redesignated as the contribution for the succeeding taxable year.

9. Sponsor may remove Custodian and appoint a successor custodian upon written notice to Custodian and Depositor or any current beneficiary. Custodian may resign upon written notice to Depositor or any current beneficiary. Upon its resignation, Custodian may, but shall not be required to, appoint a successor custodian. If a resigning Custodian does not appoint a successor custodian and if no successor custodian is appointed, this Agreement shall be terminated and all assets held in the custodial account distributed to Depositor or current beneficiary. Any successor custodian appointed hereunder shall satisfy the requirements of Section 408(a)2 of the Code. Upon any such successor's acceptance of appointment, Custodian shall transfer the assets of the custodial account together with copies of relevant books and records to such successor custodian; provided, however, that Custodian is authorized to reserve such sum of money or property as it may deem advisable for payment of any liabilities constituting a charge on or against the assets of the custodial account or of Custodian and where necessary may liquidate such assets. Custodian shall not be liable for the acts or omissions of any successor custodian.

10. Custodian shall be entitled to compensation for its services hereunder in accordance with its custodial account fees as may be published and amended from time to time. Custodian shall also be entitled to reasonable compensation for any extraordinary services rendered and to be reimbursed for any administrative expenses incurred in the performance of its duties hereunder including fees for legal services. All such fees and expenses of Custodian may be charged against the custodial account in such manner as the Custodian may determine, or at the Custodian's option, may be paid directly by the Depositor. Custodian may pay from the custodial account any other costs, fees or expenses associated with the maintenance or management of the custodial account on the written authorization of Depositor. Custodian may employ agents and may subcontract in fulfilling its obligations hereunder.

11. Sponsor may amend this Agreement as Sponsor determines in its discretion is necessary or desirable, provided, however, that no such amendment may be made which increases the duties of the Custodian without Custodian's consent.

12. This Colonial IRA Agreement shall be construed under the laws of Commonwealth of Massachusetts, or if different, the state of the domicile of Custodian, and shall become effective upon the date accepted by Custodian as specified in the confirmation statement sent Depositor by the Sponsor as agent for Custodian.

13. Acceptance of this Colonial IRA agreement by the Depositor is indicated by the Depositor's signature in the related application.

14. Sponsor and Custodian may rely upon statements made by Depositor and beneficiary. Depositor and beneficiary shall indemnify Sponsor and Custodian against any loss or liability which may arise from this Agreement, except which arises from the Custodian's negligence or willful misconduct.

Disclosure Statement

Introduction

The following information is being provided in accordance with the requirements of the Internal Revenue Service and is based on the law as in effect on January 1, 1993, for the tax year 1992 and later. This disclosure statement should be read together with the Colonial IRA application and the prospectus which you have already received from your registered representative.

Revocation

You may revoke this account at any time within seven calendar days after it is established by mailing or delivering a written request for revocation to:
Colonial Investors Service Center, Inc., Agent, P.O. Box 1722, Boston MA 02105-1722. Mailed notice will be considered given on the date postmarked (or on the date certified or registered if mailed by this method). Upon proper written notification, you will receive a full refund of your initial contribution, including sales commissions and/or administrative fees. If you have any questions, please call 1-800-345-6611.

Eligibility

You are eligible to set up an IRA if you are younger than age 70-1/2 and if, at any time during the year, you are an employee or are self-employed and receive compensation or earned income that is includible in your gross income. Additionally, regardless of your age, you may transfer funds from another IRA or certain qualified plan distributions to a "Rollover" IRA described below. Additionally, regardless of your age, you may contribute to a spousal IRA described below until your spouse reaches age 70-1/2.

Limit on Annual Contributions

(a) You can make annual contributions to an individual IRA of up to $2,000 or 100% of your compensation or earned income, whichever is less.

(b) If you and your spouse both work and have compensation that is includible in your gross income, each of you can annually contribute to your own IRA up to the lesser of $2,000 or 100% of compensation or earned income.

(c) If your spouse earns no income, or earns $250 or less and elects to be treated as earning no income, you can establish a separate "spousal IRA" if you file a joint Federal tax return. The aggregate annual amount contributed to both IRAs each year cannot exceed the lesser of $2,250 or 100% of your earned income or compensation. This amount is divided between the two accounts as you direct, but not more than $2,000 may be contributed to either account in any year.

(d) If you are a divorced spouse, all taxable alimony received by you under a decree of divorce or separate maintenance will be treated as compensation for purposes of the IRA contribution limit and the rules for annual contributions of up to the lesser of $2,000 or 100% of compensation or earned income (including taxable alimony).

Deductibility of Contributions

(a) You may deduct the full amount of your IRA contribution up to the annual maximum limit if you are not an "active participant" in an employer-sponsored retirement plan (including qualified plans, Simplified Employee Pension plans, tax-sheltered annuity plans, and certain governmental plans) for any part of such year. If you are married and you and your spouse file a joint return, you will be deemed to be an active participant in an employer-sponsored retirement plan if either you or your spouse is an active participant in such a plan.

In addition, even if you are an active participant in such a plan, you may deduct the full amount of your IRA contribution up to the annual maximum limit if you have modified adjusted gross income equal to or below a specified level, or if you are married and file a separate Federal tax return, the amount of your IRA contribution which is between $25,000 and $35,000 if you are a single taxpayer and modified adjusted gross income of $10,000 and under if you are a married taxpayer who files a separate return. If you are married and you and your spouse file a joint return, if either you or your spouse is an active participant in an employer-sponsored retirement plan, the amount of your IRA contribution which is deductible will be phased out on the basis of your combined modified adjusted gross income between $40,000 and $50,000. For this purpose, a husband and wife who file separate tax returns for any year and live apart at all times during the year are not considered to be married.

In general, the IRA deduction is phased out at a rate of $200 per $1,000 of modified adjusted gross income in excess of the phase out amount ($25,000 for single taxpayers, $40,000 for married taxpayers who file joint returns and $0 for married taxpayers who file separate returns). However, if you contribute to a spousal IRA, your IRA deduction is phased out at a rate of $225 per $1,000 of modified adjusted gross income in excess of $40,000. When calculating your reduced IRA deduction limit, you always round up to the next highest $10. Therefore, your deduction limit is always a multiple of $10. In addition, if your modified adjusted gross income is within the phase-out range and your reduced deduction limit is more than $0 but less than $200, you are permitted to deduct up to $200 of your IRA contributions.

If your modified adjusted gross income exceeds the applicable level specified above and you are an active participant in an employer-sponsored retirement plan (or your spouse is an active participant in such a plan if you file a joint return), then you may not deduct any portion of your IRA contribution. In general, you are an active participant in a plan for a year during which you accrue any additional benefit under the plan, whether due to employer contribution, your contribution or forfeiture from other participants. Your Form W-2 for the year should indicate your participation status. You should consult your own tax or financial adviser if you should have any further questions.

(b) Even if you will not be able to deduct the full amount of your IRA contribution under the rules described above, you can still contribute up to your annual maximum amount with all or part of the contribution being a non-tax-deductible contribution. Of course, the combined total of deductible and non-deductible contributions must not exceed your annual maximum contribution limit amount. Any earnings on all your IRA contributions (deductible and nondeductible) accumulate tax-free until you withdraw them.

Annual Contributions

Contributions to your IRA for a tax year must be made in cash on or before the due date (not including extensions) for your Federal income tax return for that tax year (April 15 for most individuals). If you intend to report contributions made between January 1 and April 15 as contributions for your prior tax year, you should notify Colonial Mutual Funds or the Custodian in writing that such contributions have been made on account of such prior tax year. Otherwise, the Custodian will assume the payment is for the current tax year.

Excess Contributions

If you contribute to your IRA more than the maximum limit allowed any year, the excess contribution could be subject to a 6% nondeductible excise tax. The excess is taxed in the year the excess contribution is made and each year that the excess remains in your IRA at the end of the year.

If, by accident, you should contribute more than the maximum limit allowed, you can eliminate the excess contribution as follows:

(a) You can avoid the 6% excise tax by withdrawing the excess contribution and the net earnings attributable to it before the due date for filing your Federal income tax return for the year the excess occurred. Upon removing an excess contribution in this manner, the net earnings attributable to it are includible in your income for the tax year in which the excess contribution was made, and you may also have to pay an additional 10% premature distribution tax on the amount of such net earnings. However, the excess contribution itself will not be included in your taxable income and will not be subject to the 10% premature distribution tax.

(b) If you elect not to withdraw an excess contribution, you can eliminate the excess by contributing less than the maximum amount allowed to your IRA in a later year. This is known as a "make-up" contribution and is allowed only to the extent that you have under-contributed in the later year. Further, to the extent that you have not contributed your full deductible amount for that later year, the amount of the excess so eliminated may be deductible as a "make-up" deduction. The 6% excise tax will, however, be imposed in the year you make the excess contribution and each subsequent year until eliminated.

(c) If you do not withdraw an excess contribution on or before the due date for filing your Federal income tax return and your contribution did not exceed $2,250, you can withdraw the excess at any time as long as you have not deducted it on your Federal tax return. The amount of the excess which you withdraw will not be included in your gross income and will not be subject to regular Federal income tax. However, the 6% excise tax will be imposed for the year in which you make the excess contribution and each subsequent year, until the year of withdrawal.

(d) If you do not withdraw an excess contribution on or before the due date for filing your Federal income tax return and your contribution exceeded $2,250, you must include in your gross income any excess amount which you withdraw even if you have not deducted it on your Federal income tax return. You may also have to pay a 10% premature distribution tax on the amount you withdraw. Additionally, the 6% excise tax will be imposed for the year in which you make the excess contribution and each subsequent year, until the year of withdrawal.

Rollovers

(a) If you receive a distribution from a qualified retirement plan and the distribution is not a required minimum distribution and not one of a series of distributions made for life, life expectancy or 10 or more years, you may establish a "Rollover" IRA and place the portion of the distribution on which you wish to defer tax into the "Rollover" IRA within 60 days after receiving the distribution from the qualified retirement plan. Your own non-deductible contributions to the qualified retirement plan cannot be included in the rollover.

Although the law permits you to contribute property to your "Rollover" IRA, the Custodian will not accept any contribution which is not in the form of cash. Therefore, if you should receive property other than cash in a distribution from a qualified plan, you should sell part or all of the property and contribute the sales proceeds to your "Rollover" IRA. If the distribution comes directly from the qualified plan, it will not be subject to mandatory tax withholding; but if it comes through you, 20% of the distribution will be withheld.

Please note: (i) the IRA you set up to receive "rollover" amounts should be separate from an IRA you set up to receive annual contributions; (ii) rollover amounts you receive may not be deposited in your spouse's IRA or deducted on your Federal income tax return; (iii) if you establish a "Rollover" IRA during the year in which you reach age 70-1/2, you must begin receiving distributions from such IRA no later than April 1 of such following year; and (iv) if you establish a "Rollover" IRA after the year in which you reach age 70-1/2, you must begin receiving distributions from such IRA immediately.

Distributions from Your IRA during Your Life

(a) You can make withdrawals from your IRA at any time. Call Colonial at 1-800-248-2828 to request a Colonial Funds IRA Distribution Form. Mail the completed form to Colonial Investors Service Center, Inc., Attn: Retirement Plan Services, P. O. Box 1722, Boston, MA 02105-1722. The distribution form contains descriptions and requirements for each type of IRA distribution. If you withdraw any of the funds in your IRA before age 59-1/2, the amount includible in your gross income is subject to a 10% non-deductible premature distribution tax unless:

(i)  the withdrawal is made because of your death or permanent disability;

(ii)  the withdrawal is an exempt withdrawal of an excess contribution; or

(iii)  the withdrawal is rolled over into another qualified plan or IRA.

You can also withdraw funds held in your IRA without any tax penalty before you reach age 59-1/2 if the funds will be paid to your former spouse under a qualified domestic relations order or if you choose to receive systematic payments in substantially equal amounts over a period that does not exceed your life expectancy or the life expectancy of you and your designated beneficiary. You should be aware, however, that the 10% premature distribution tax will be applied retroactively (with interest) to all systematic payments if you change to a method of distribution that does not qualify for the exception either before you attain age 59-1/2 or during the first five years of the distribution.

The 10% premature distribution tax discussed above does not apply to the portion of your IRA distribution which is not includible in your gross income.

(b) When you reach age 70-1/2, you must elect to receive distributions in either
(a) systematic payments monthly, quarterly or annually, or (b) one lump sum distribution of all the funds held in your IRA. The law requires that you begin to receive distributions from your IRA no later than the April 1 following the year in which you reach age 70-1/2 (the "Required Distribution Date:). If you elect systematic payments, there is a minimum amount which you must withdraw by the Required Distribution Date and by each December 31 thereafter. This could result in two minimum distributions in one calendar year. This minimum amount is determined by your life expectancy or the joint life and last survivor expectancy of you and your designated beneficiary, subject to the minimum distribution incidental death benefit rule. Your life expectancy (and your spouse's life expectancy if your spouse is your designated beneficiary) will be recalculated each year. The Custodian is not responsible to advise you in this matter and will only make distributions to you from your IRA in accordance to your specific instructions.

If the amount distributed during a taxable year is less than the minimum amount required to be distributed, the Internal Revenue Service may impose a tax equal to 50% of the deficiency.

Payments from Your IRA after Your Death

If you die before all the funds held in your IRA have been distributed, the remaining funds in the account will be distributed to your designated beneficiary either outright or periodically, as selected by your beneficiary. The Custodian will make distributions to your beneficiary in accordance to his or her specific instructions. Your beneficiary should be aware that he or she is subject to minimum distribution rules and it is his or her responsibility to make sure that the rules are met. Under the post-death minimum distribution rules, if you die after your Required Distribution Date, the funds remaining in your IRA must continue to be distributed to your designated beneficiary at least as rapidly as under the method of distribution in effect prior to your death. If you die prior to your Required Distribution Date, all the funds in your IRA must be completely distributed to your designated beneficiary by December 31 of the year containing the fifth anniversary of your death unless your designated beneficiary elects, no later than December 31 of the year following the year of your death, to receive funds from your IRA over a fixed period that is no longer than his or her life expectancy. If your beneficiary is your surviving spouse, distribution of funds from your IRA can be made to him or her over a fixed period that is no longer than his or her life expectancy and commencing at any date prior to December 31 of the year in which you would have attained age 70-1/2. In all instances, your spousal beneficiary may also elect to roll over the funds in your IRA into his or her own account or treat your IRA as his or her own by making contributions to it. In this case, he or she is not required to make withdrawals from the IRA until April 1 following the year in which he or she reaches age 70-1/2.

The designation of a beneficiary to receive funds from your IRA at your death is not considered a transfer subject to Federal gift taxes. However, any funds remaining in your IRA at your death would be includible in your Federal gross estate.

Federal Tax Returns

(a) Deductible and non-deductible IRA contributions are reported on IRA Form 1040 or Form 1040A. To the extent your contribution is not deductible, you must designate it on Form 8606. There is a $100 penalty each time you overstate the amount of your non-deductible contributions unless you can prove that the overstatement was due to reasonable cause. You will also be required to give additional information on Form 8606 in years you make a withdrawal from your IRA. If you fail to file a required Form 8606, there is a $50 penalty for each such failure unless you can prove the failure was due to reasonable cause.

(b) IRA Form 5329 is required as an attachment to Form 1040 (or separately if you do not file a Form 1040) for any year the contribution limits in paragraph 2 are exceeded, a premature distribution takes place, less than the required minimum amount is distributed, or a prohibited transaction takes place.

Federal Tax Consequences

(a) Income on your IRA account is not taxed as it is earned, but only when it is distributed to you.

(b) Amounts paid to you from your IRA (other than your non-deductible IRA contributions) are taxable as ordinary income.

(c) Because non-deductible IRA contributions are made using income which has already been taxed, the portion of the IRA distributions consisting on non-deductible contributions will not be taxed again when received by you. The non-taxable portion of each IRA distribution, if any, will be the ratio of your previously unrecovered non-taxable contributions to the value in all of your IRA accounts as of the end of the year plus any distributions taken from the account during the year. All of your IRAs will be included in this calculation, including regular IRAs, Simplified Employee Pension Plan (SEPs), and Rollover IRAs.

(d) In general, if you receive distributions from your IRAs, Section 403 annuities and custodial accounts, and qualified plans which, in the aggregate, exceed $150,000 in any calendar year, you may be subject to a 15% penalty tax on the amount in excess of $150,000. If the total amount of your benefits payable from such plans at your death exceeds a certain permissible level, a similar 15% estate tax is imposed on the amount in excess of the permissible level. Special rules apply in certain circumstances and you should consult your tax adviser if you have any questions regarding this tax.

(e) If you engage in a so-called "prohibited transaction" as defined in the Internal Revenue Code, your IRA will be disqualified and the entire balance in your IRA will be taxed as ordinary income during the year in which such transaction occurs. You may also have to pay the 10% penalty tax on premature distributions. A "prohibited transaction" includes:

(i) the sale, exchange, or leasing of any property between your IRA account and you;

(ii) the lending of money or other extension of credit between your IRA account and you;

(iii) the furnishing of goods, services, or facilities between your IRA account and you;

(iv) the transfer of assets of your IRA account for your use or for your benefit.

(f) If you pledge all or part of your IRA as security for a loan, the amount so pledged or invested is considered by the Internal Revenue Service to have been distributed to you and will be taxed as ordinary income during the year in which you make such pledge or investment. You may also have to pay the 10% premature distribution tax.

Financial Disclosure

Because the assets held in your IRA are invested at your direction and will be subject to market fluctuation, the value of your IRA can neither be guaranteed nor projected. However, you will be provided with periodic statements of your IRA, including current market values of investments.

Information about the shares of each mutual fund that you choose for investment through your IRA must be furnished to you in the form of a prospectus governed by the rules of the Securities and Exchange Commission. Please refer to the prospectus for detailed information concerning the fund objectives, the sales charges and the income and expenses of your mutual funds.

Miscellaneous

The proceeds from your IRA may be used as a rollover contribution to another individual retirement account or individual retirement annuity.

The form of your IRA has been approved by the Internal Revenue Service. Such approval is a determination only as to the form of the IRA and does not represent a determination of the merits of the IRA. Further information regarding your IRA is available in the Internal Revenue Service Publication 590. You may obtain this publication from any district office of the Internal Revenue Service or by calling the Internal Revenue Service Tax Forms Distribution Center toll-free number, 1-800-829-3676.

Example of IRA Payout
Using Life Expectancy Distributions

I.  IRA Planholder:  Age 70
-IRA account value $160,000
-Life expectancy:  16.0 years
Value of IRA / Life expectancy factor = minimum annual withdrawal. $160,000 / 16.0 years = $10,000 minimum annual distribution or $833.33 a month if taken over single expectancy.

II.  IRA Planholder:  Age 70
-Spouse:  Age 63
-IRA account value: $160,000
-Joint life expectancy: 24.3 years
Value of IRA / by Joint life expectancy factor = minimum annual withdrawal. $160,000 / 24.3 years = $6,584.00 minimum annual distribution or $548.67 a month, if taken over joint life expectancy.

As you can see, using the joint life expectancy approach reduces the minimum distribution, and results in the minimum tax bite. Of course, you may elect to take more than the minimum distribution, or combinations of lump-sum payout and monthly income. Recalculation of the payout using your new life expectancy each year will further reduce taxable income, and can be requested in writing once every year.

Payments based on life expectancy will be determined from the appropriate IRS annuity tables and distributed as requested on the Colonial IRA Distribution Form. Starting with 1989 tax years, if an individual chooses a beneficiary other than their spouse, the life expectancy factors used are adjusted, and payment is based on hypothetical beneficiary not more than 10 years younger than the individual IRA holder.

Colonial will provide these calculations on written request, as part of our service to you as an IRA planholder.

Send your request to:

Colonial Investors Service Center, Inc.,  Attn: Retirement Plan Services
P. O. Box 1722,  Boston, MA  02105-1722.

Retirement Plans Offered by
Colonial Mutual Funds:
          Individual Retirement Accounts (IRA)
          Rollover IRA
          Simplified Employee Pension (SEP)
          Salary Reduction SEP (SARSEP)

          Money Purchase Pension Plan
          Profit Sharing Plan
          401(k) Plan

For additional retirement plan information, ask your financial adviser or call Colonial at 1-800-225-2365, ext. 6660. This brochure must be preceded or accompanied by a current prospectus that contains more complete information, including fees, risks, and expenses, for any Colonial mutual fund you consider purchasing. Please read the prospectus carefully before you invest.


Colonial Investment Services, Inc.  (C)1995
One Financial Center, Boston, MA 02111-2621
File Ref#X95-0718-003    IR-081B-0795